Exhibit 99.1

Release July 28, 2010	Contact:
4:01 pm	Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED
- Announces an Increase and Extension of its Bank Credit Facility -
Woburn, MA— July 28, 2010— MicroFinancial Incorporated (NASDAQ: MFI) a financial intermediary specializing in vendor-based leasing and finance programs for micro-ticket transactions, announced that its operating subsidiary, TimePayment Corp., has increased its revolving credit facility from $85 to $100 million and has extended the term for an additional three years.
The loan agreement allows the Company to borrow up to $100 million against eligible lease receivables subject to a borrowing base calculation. In addition, the company was also able to obtain more favorable terms under the revised credit facility.
Richard Latour, President and Chief Executive Officer said, “Our ability to increase our line of credit in this challenging economic environment demonstrates the solid relationships we have developed with our financing partners and a continued confidence in our Company. We are pleased to have increased our credit facility under more favorable terms and conditions which, when combined with our strong cash flow from operations, will allow us to continue to provide our customers with the financial services they need to grow their business.”
About MicroFinancial
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends, growth plans, or future changes to the line of credit are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.